Exhibit 99.1

News Release
Contact: Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES AMENDMENT TO CREDIT AGREEMENT

ELYRIA, Ohio - (May 30, 2013) - Invacare Corporation (NYSE: IVC) announced today that it has successfully amended its credit agreement effective May 30, 2013, providing the Company with additional flexibility on its financial covenants through December 31, 2013.

“We are pleased to have completed this amendment to our credit agreement. We now have additional financial flexibility related to our debt covenants, which is important as we continue to work through the phase of the consent decree with the United States Food and Drug Administration that limits production at our Taylor Street wheelchair manufacturing facility in Elyria, Ohio. We are confident that we will exit this challenging period as an even stronger company, and we would like to thank our lenders for their support,” said Gerald B. Blouch, President and Chief Executive Officer.

With the amendment the required leverage ratio increases to a maximum of 4.00 to 1.00, while the required interest coverage ratio decreases to a minimum 3.00 to 1.00. On January 1, 2014, the leverage and interest coverage ratios required under the credit agreement will each revert back to the levels pre-existing the amendment at 3.50 to 1.00. In calculating the Company's EBITDA for purposes of determining the ratios, the credit agreement amendment also provides for the add back to EBITDA of up to an additional $15,000,000 for future one-time cash restructuring charges.

In order to align its debt capacity with anticipated needs, the Company will reduce its revolving credit facility effective May 30, 2013 to $250,000,000 from $400,000,000 through the October 2015 maturity date of the facility, and will limit its borrowings to an amount not to exceed $200,000,000 through December 31, 2013.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,800 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, are forward-looking in nature that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: compliance costs, limitations on the design, production and/or distribution of Invacare's products, inability to bid on or win certain contracts, or other adverse effects of the FDA consent decree of injunction; unexpected circumstances or developments that might delay or adversely impact the results of the third-party expert certification audits or FDA inspections of Invacare's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities; the failure or refusal of customers or healthcare professionals to sign VMN or other certification forms required by the exceptions to the consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks, including those relating the company's financial covenants under its credit facility (particularly as might result from the impacts associated with the FDA consent decree); Invacare's inability to satisfy its liquidity needs, or additional costs to do so; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare national competitive bidding program covering nine metropolitan statistical areas that started in 2011 and an additional 91 metropolitan statistical areas beginning in July 2013), impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the expected annual impact on Invacare of the excise tax beginning in 2013 on certain medical devices and Invacare's ability to successfully offset such impact); legal actions, regulatory proceedings or Invacare's failure to comply with regulatory requirements or receive regulatory clearance or approval for Invacare's products or operations in the United States or abroad; product liability claims; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits of the Company's globalization strategy; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.